Exhibit 99.6

September 6, 2016

PERSONAL AND CONFIDENTIAL

Board of Directors
Full Circle Capital Corporation
102 Greenwich Avenue, 2nd Floor
Greenwich, CT 06830

Gentlemen:

We continue to evaluate the proposed merger involving FULL Circle Capital Corporation (“FULL”).  We are surprised and concerned that the investment performance for MAST Capital is not included as part of the Form N-14 Registration Statement/Proxy Statement.

Why would the investment performance be omitted?  Presumably, this was a core element of the Special Committee’s selection process and board approval.  Investment performance is the primary consideration for shareholders.  The omission is alarming.

The publicly-available information reinforces our alarm.  We note major losses at Nebraska Books in 2016, where MAST controls the capital structure, the debt and the equity.

From the information we have been able to piece together, we are aware of investments in the following companies:

Company	Symbol	Debt/Equity	2016 Return,
			through August 31
Nebraska Book Holdings*	NEEB	Equity	-92%
Nebraska Book Holdings*	NEEB3875833	Debt	-66%
Everi Holdings	EVRI	Equity	-52%
Forbes Energy	FES	Equity	-45%
Moduslink Global	MLNK	Equity	-42%
General Communication	GNCMA	Equity	-30%
Great Elm Capital**	GEC	Equity	-54%
Avanti Communications	AVN (London)	Equity	-79%
Avanti Communications	AVNL4056402	Debt	2%

*Peter Reed, portfolio manager for GECC, is a director.
**Parent company of the advisor for GECC.

The Board has taken in excess of a year and wasted millions of shareholders’ dollars evaluating strategic options.   Liquidation clearly remains the best choice for shareholders, who will not support a transaction valued at $2.60 while the NAV is above $3.60.

Sims Capital Management LLC  | 225 East Mason Street, Suite 802  | Milwaukee, WI 53202
(414) 765-1107   |   www.simscapital.com

Very truly yours,

/s/ Luke E. Sims

Luke E. Sims, Chairman

cc:   Bulldog Investors, LLC

cc:   RiverNorth Capital Management, LLC

Sims Capital Management LLC  | 225 East Mason Street, Suite 802  | Milwaukee, WI 53202
(414) 765-1107   |   www.simscapital.com